VOCUS, INC.
EMPLOYMENT AGREEMENT

To: Steven Pogorzelski:

This Employment Agreement (this “Agreement”), dated as of February 3, 2014 (the “Effective Date”), establishes the terms of your continued employment with Vocus, Inc., a Delaware corporation (the “Company”).

1)	Employment and Duties. You and the Company agree to your employment as Chief Revenue Officer on the terms contained herein. In such position, you will report directly to the Company’s Chief Executive Officer. You agree to perform whatever duties the Chief Executive Officer or the Company’s Board of Directors (the “Board”) may assign you from time to time that are reasonably consistent with your position. During your employment, you agree to devote your full business time, attention, and energies to performing those duties (except as the Company may otherwise agree).

2)	Term. The initial term of this Agreement shall be for a period of one year, commencing as of the Effective Date, unless terminated earlier pursuant to Section 7. This Agreement shall automatically renew for successive one-year periods thereafter (the initial term and each such renewal period are collectively referred to as the “Term”) unless, at least 60 days prior to the expiration of the initial term or any such renewal period, either party gives written notice to the other party electing to terminate this Agreement at the end of the initial term or then-current renewal period, as applicable (a “Notice of Non-Renewal”).

3)	Compensation.

a)	Salary. For all services rendered by you under this Agreement, the Company will pay you an annual salary (your “Salary”), which may be increased, but not decreased, from time to time in such amounts as may be determined by the Board or the compensation committee of the Board (the “Compensation Committee”), in accordance with the Company’s generally applicable payroll practices. As of the Effective Date, your Salary is $300,000.

b)	Bonus. In addition to your Salary, for each fiscal year of the Company during the

Term, you will be eligible to receive an annual bonus (the “Bonus”). The minimum and maximum potential Bonus amount for each fiscal year shall be set by the Board or the Compensation Committee. The actual Bonus amount payable for a fiscal year shall be determined by the Board or the Compensation Committee based on the extent to which performance criteria established for such fiscal year by the Board or the Compensation Committee have been satisfied. The Bonus, if any, earned by you for a fiscal year will be paid within 90 days after the end of such fiscal year; provided, that the Board or the Compensation Committee, in its sole discretion, may authorize the calculation and payment of your Bonus for a fiscal year in periodic installments, which may begin during such fiscal year and which shall end no later than the last day of such 90-day period. Notwithstanding the foregoing, in order to receive a Bonus payment for a fiscal year, you must be employed by the Company in good standing on the date such Bonus payment is scheduled to be made.

c)	Equity. You shall be eligible to receive equity awards under any incentive compensation, stock option or other equity plans of the Company now in effect or which may be in effect at any time during the Term, subject to the discretion of the Board or any committee thereof designated to administer any such plan.

d)	Employee Benefits. During the Term, the Company will provide you with the same benefits as it makes generally available from time to time to the Company’s senior executives, as those benefits are amended or terminated from time to time. Your participation in the Company’s benefit plans will be subject to the terms of the applicable plan documents and the Company’s generally applied policies, and the Company, in its sole discretion, may adopt, modify, interpret, or discontinue such plans or policies.

4)	Vacation. You shall accrue at least four weeks of paid vacation per year. All terms and conditions of your vacation benefit will be governed by the Company’s policies governing vacation pay in effect from time to time.

5)	Expenses. The Company will reimburse you for reasonable travel and other business-related expenses you incur for the Company in performing your duties under this Agreement. You must itemize and substantiate all requests for reimbursement and submit such reimbursement requests in accordance with the Company’s policies in effect from time to time.

6)	No Other Employment. While the Company employs you, you agree that you will not, directly or indirectly, provide services to any person or organization for which you receive compensation or otherwise engage in any activity that would conflict or interfere with your faithful performance of your duties as an employee without the Board’s prior written consent. Notwithstanding the foregoing, you may (a) make and manage personal passive business investments of your choice and serve in any director or similar type capacity with up to three civic, educational or charitable organizations, or any trade association, without seeking or obtaining the approval of the Board, provided such activities do not interfere or conflict with the performance of your duties hereunder, and (b) with the approval of the Board, serve on the boards of directors of other organizations.

7)	Termination. Your employment with the Company is at will, and the Company may terminate your employment at any time without Cause (as defined below), or you may resign other than for Good Reason (as defined below), in each case upon 30 days’ notice to the other by the terminating party.

a)	For Cause. The Company may terminate your employment for “Cause” if you:

i)	commit a material breach or violation of (A) your obligations or agreements under this Agreement or under any material written policy of the Company or (B) any of the covenants regarding non-disclosure of confidential information, assignment of intellectual property rights, non-competition and/or non-solicitation (collectively, “Restrictive Covenants”) applicable to you under any agreement entered into (whether before, on or after the date hereof) between you and the Company;

ii)	willfully neglect or fail to perform your material duties or responsibilities to the Company (other than as a result of illness or injury);

iii)	commit an act of embezzlement, theft, fraud or any other act of dishonesty involving the Company or any of its customers; or

iv)	are convicted of or plead guilty or no contest to a felony or other crime that involves moral turpitude.

Your termination for Cause will be effective immediately upon the Company’s mailing or written transmission of notice of such termination. Before terminating your employment for Cause under clauses (i) or (ii) above, the Company will specify in writing to you the condition that it deems to constitute Cause and give you 15 days after you receive such notice to cure such condition (and thus avoid termination for Cause), if such condition is capable of being cured (as determined by the Company, in its sole discretion), unless the Company agrees to extend the time for cure.

b)	Disability. If you become disabled (as defined below), the Company may terminate your employment. You are “disabled” if you are disabled within the meaning of the Company’s long-term disability insurance coverage as then in effect; provided, that if there is no such long-term disability insurance coverage in effect, you will be “disabled” if you are unable, despite whatever reasonable accommodations the law requires, to perform your principal duties to the Company for more than 90 consecutive, or substantially consecutive, days because of physical or mental disability, incapacity, or illness.

c)	Good Reason. You may resign for “Good Reason” if the Company, without your consent, (i) reduces your Salary, (ii) materially reduces your authority or responsibilities, (iii) requires you to work in an office which is outside of a 30-mile radius from the location of the Company’s principal executive office as of the Effective Date, (iv) fails to obtain the assumption of and agreement to perform this Agreement by a successor as contemplated in Section 13 hereof, or (v) breaches a material term of this Agreement or a material term of any other material agreement in effect between you and the Company.

In order to resign for Good Reason, you must give notice to the Company of your intention to resign for Good Reason within 30 days after the occurrence of the event that you assert entitles you to resign for Good Reason. In that notice, you must state the condition that you consider provides you with Good Reason and must give the Company an opportunity to cure the condition within 30 days after your notice (with the 30 day period shortened to ten days if the failure relates to non-payment of Salary and such nonpayment is not cured within five days after you provide written notice of such non-payment to the Company). If the Company fails to cure the condition, your resignation will be effective upon the expiration of the applicable cure period (unless the Board has previously waived such notice period in writing or agreed to a shorter notice period or unless mediation is proceeding in good faith, in which case such resignation will be come effective 15 days after the end of such mediation, if not previously cured).

You will not be treated as resigning for Good Reason if the Company already had given notice of termination for Cause or Notice of Non-Renewal as of the date of your notice of resignation.

d)	Death. If you die during the Term, the Term will end as of the date of your death.

8)	Consequences of Termination Prior to the Expiration of the Term.

a)	Payments on Termination. If you resign or the Company terminates your employment with or without Cause or if your employment terminates because of disability or death, the Company will pay you any unpaid portion of your Salary pro-rated through the date of actual termination, reimburse any substantiated but unreimbursed business expenses, pay any accrued and unused vacation time (to the extent consistent with the Company’s policies), and provide such other benefits as applicable laws or the terms of the benefits require. Except to the extent the law requires otherwise or as otherwise provided in this Agreement or in your option, restricted stock or other equity award agreements, neither you nor your beneficiary or estate will have any rights or claims under this Agreement or otherwise to receive severance or any other compensation, or to participate in any other plan, arrangement, or benefit, after such termination or resignation.

b)	Termination by the Company without Cause or by You with Good Reason. If before the end of the Term the Company terminates your employment without Cause (other than as a result of your death or disability) or you resign for Good Reason, subject to Section 8(d), you shall be entitled to the following, in addition to the payments set forth in Section 8(a):

i)	the Company shall pay you severance pay equal to 50% of the amount of your Salary, as then in effect. Such severance pay shall be payable in equal installments in accordance with the Company’s general payroll practices over the 6-month period that begins with the first payroll period after the date that the Release (as defined below) becomes effective;

ii)	any options, restricted stock or other equity award you have received or do receive from the Company, which have not already become fully vested, shall continue to vest in accordance with the vesting schedule set forth in the agreement granting such award and, in the case of any unexpired stock options, shall remain exercisable for 6 months following the date that you terminate employment, but not beyond the 10th anniversary of the date of grant, as though you were to continue to be employed by the Company during such period; and

iii)	if you elect to receive continued medical, dental or vision coverage under one or more of the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse you for, an amount equal to the COBRA premiums, less the amount you would have had to pay to receive group health coverage for you and your covered dependents based on the cost sharing levels in effect on the date your employment terminates, for you and your covered dependents under such plans during the period commencing on your termination of employment and ending upon the earliest of (A) the last day of the 6-month period following the date of your termination of employment, (B) the date that you and/or your covered dependents become no longer eligible for COBRA or (C) the date you becomes eligible to receive healthcare coverage from a subsequent employer. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue you and your covered dependents’ group health coverage in effect on the date your employment terminated (which amount shall be based on the premium for the first month of COBRA coverage), less the amount you would have had to pay to receive group health coverage for you and your covered dependents based on the cost sharing levels in effect on the date your employment terminates, which payments shall be made regardless of whether you elect COBRA continuation coverage and shall commence in the month following the month in which your employment terminates and shall end on the earlier of (A) the last day of the 6-month period following the date of your termination of employment, (B) the date that you and/or your covered dependents become no longer eligible for COBRA or (C) the date you becomes eligible to receive healthcare coverage from a subsequent employer.

c)	Termination by the Company without Cause or by You with Good Reason in Connection with a Change in Control. In the event that the Company terminates your employment without Cause (other than as a result of your death or disability) or you resign for Good Reason during the period that begins 90 days prior to the effective date of the Change in Control (as defined below) and ends on the six month anniversary of the effective date of the Change in Control, subject to Section 8(d), you shall be entitled to the following, in addition to the payments set forth in Section 8(a):

i)	the Company shall pay you severance pay equal to 100% of the amount of your Salary, as then in effect. Such severance pay shall be payable in equal installments in accordance with the Company’s general payroll practices over the 12-month period that begins with the first payroll period after the date that the Release (as defined below) becomes effective;

ii)	any options, restricted stock or other equity award you have received or do receive from the Company, which have not already become fully vested, shall become fully vested upon the later of the effective date of the Change in Control or your termination of employment and, in the case of any unexpired stock options, exercisable upon such full vesting; and

iii)	if you elect to receive continued medical, dental or vision coverage under one or more of the Company’s group healthcare plans pursuant to the COBRA, the Company shall directly pay, or reimburse you for, an amount equal to the COBRA premiums, less the amount you would have had to pay to receive group health coverage for you and your covered dependents based on the cost sharing levels in effect on the date your employment terminates, for you and your covered dependents under such plans during the period commencing on your termination of employment and ending upon the earliest of (A) the last day of the 12-month period following the date of your termination of employment, (B) the date that you and/or your covered dependents become no longer eligible for COBRA or (C) the date you becomes eligible to receive healthcare coverage from a subsequent employer. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue you and your covered dependents’ group health coverage in effect on the date your employment terminated (which amount shall be based on the premium for the first month of COBRA coverage), less the amount you would have had to pay to receive group health coverage for you and your covered dependents based on the cost sharing levels in effect on the date your employment terminates, which payments shall be made regardless of whether you elect COBRA continuation coverage and shall commence in the month following the month in which your employment terminates and shall end on the earlier of (A) the last day of the 12-month period following the date of your termination of employment, (B) the date that you and/or your covered dependents become no longer eligible for COBRA or (C) the date you becomes eligible to receive healthcare coverage from a subsequent employer. Any amounts paid pursuant to Section 8(b)(iii) shall reduce the amount payable to you pursuant to this Section 8(c)(ii)

In the event that you are entitled to payments under both Section 8(b) and Section 8(c), you shall receive the payments under Section 8(c) in lieu of (and not in addition to) the payments under Section 8(b); provided, that, if you become eligible for payments pursuant to Section 8(c) as a result of the occurrence of a Change in Control, and prior to the effective date of such Change in Control payments have begun pursuant to Section 8(b), the payments pursuant to Section 8(b) shall reduce the amount payable to you pursuant to Section 8(c).

For all purposes of this Agreement, a “Change in Control” means and shall be deemed to have occurred on the earliest of the occurrence of the following events:

i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than an Excluded Owner, obtains “beneficial ownership” (as defined in Rule 13d 3 of the Exchange Act) of 50% or more of the combined voting power of the Company’s then outstanding securities;

ii) the consummation by the Company of a merger, consolidation, reorganization or similar transaction, other than a transaction in which the holders of the Company’s common stock immediately prior to the consummation of the transaction hold 50% or more of the common equity interests of the surviving entity in such transaction or a parent company of such surviving entity;

iii) the consummation of a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an Excluded Owner; or

iv) the replacement of a majority of the members of the Board over a two-year period from the directors who constituted the Board at the beginning of such period (the “Incumbent Board”); provided, however, that if the appointment or election (or nomination for election) of any new member of the Board was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes hereof, be considered as a member of the Incumbent Board.

“Excluded Owner” means the Company, any entity owned, directly or indirectly, at least 50% by the Company, any Company benefit plan, and any underwriter temporarily holding securities for an offering of such securities.

d)	Conditions to Separation of Employment Benefits.

i)	Notwithstanding anything to the contrary contained herein, it shall be a condition to your receiving any payments, benefits or other rights under Sections 8(b) and 8(c) that (i) within 45 days after you terminate employment you execute the Separation Agreement and Release (the “Release”) substantially in the form attached hereto as Exhibit A, and such Release becomes effective, and (ii) you have complied with and continue to comply with any Restrictive Covenants applicable to you.

ii)	In addition, without limiting the rights or remedies of the Company or any other protected party for any breach of any Restrictive Covenant or for any breach of your obligations under Section 11, except as required by law, you shall not be entitled to any payments, benefits or extended vesting rights set forth under Sections 8(b) and 8(c) if you materially breach any of the Restrictive Covenants or any of your obligations under Section 11, and upon such breach you will immediately return to the Company any such payments, benefits or amounts attributable to such extended vesting rights previously received, and, in the event of such breach, the Company will have no obligation to pay any of the amounts or provide any of the benefits or vesting rights that remain payable by the Company or are otherwise available under Sections 8(b) and (c).

e)	No Mitigation. You are not required to mitigate amounts payable under Sections 8(b) or 8(c) by seeking other employment or otherwise, nor (except as provided in Section 8(d)(ii)) must you return to the Company amounts earned under subsequent employment.

f)	Section 280G. In the event that any payments or benefits provided to you (whether made or provided pursuant to this Agreement or otherwise) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (such payments or benefits which are subject to the Excise Tax being referred to as the “Parachute Payments”), then, except to the extent you have previously waived your rights with respect to such Parachute Payments, you will be entitled to receive either (A) the full amount of the Parachute Payments, or (B) the maximum amount that may be provided to you without resulting in any portion of such Parachute Payments being subject to the Excise Tax, whichever of clauses (A) and (B), after taking into account applicable federal, state, and local taxes and the Excise Tax, results in the receipt by you, on an after-tax basis, of the greatest portion of the Parachute Payments. The Parachute Payments shall be reduced in a manner that maximizes your economic position. Any reduction of Parachute Payments pursuant to the preceding sentence shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

9)	Section 409A.

a)	General. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

b)	Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is non-qualified deferred compensation and is designated under this Agreement as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”). If the period that the payment or commencement of payment of any such compensation or benefits which are subject to your execution of the Release could be made or could begin spans more than one calendar year, such payment shall be not made or such payments shall not commence until the second calendar year. Any installment payments that would have been made to you during the forty-five (45) day period immediately following your Separation from Service but for the preceding sentence shall be paid to you on the forty-fifth (45th) day following your Separation from Service and the remaining payments shall be made as provided in this Agreement.

c)	Specified Employee. Notwithstanding anything in this Agreement to the contrary, if you are reasonably determined by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required in order to avoid the imposition of “additional tax” under Section 409A such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to you (or your estate), and any remaining payments due to you under this Agreement shall be paid as otherwise provided herein.

d)	Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to you shall be paid to you no later than December 31 of the year following the year in which the expense was incurred; provided, that you submit your reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

e)	Installments. Your right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

f)	In-Kind Benefits. Notwithstanding any other provision of this Agreement to the contrary, in the event, and to the extent that, the provision or reimbursement of costs incurred in connection with any post-termination welfare benefits provided under this Agreement results in the deferral of compensation within the meaning of Section 409A because the benefits are outside the scope of Section 1.409A-1(b)(9)(v) of the Treasury Regulations and result in the deferral of compensation within the meaning of Section 409A, then the reimbursement or provision of such benefits shall be subject to the requirements of Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, and (1) reimbursements or benefits shall be provided only during the applicable period specified in the Agreement, (2) the amount of expenses eligible for reimbursement or the benefits provided in kind during a particular calendar year shall not affect the expenses eligible for reimbursement or the in kind benefits to be provided in any other calendar year, (3) the reimbursement of any eligible expense shall be made on or before December 31 of the year following the year in which the expense was incurred provided reasonable documentation of such expense is submitted to the Company within ninety (90) days after the date any such expense was incurred, and (4) Executive’s right to reimbursement or the provision of in-kind benefits shall not be subject to liquidation or exchange for another benefit.

10)	Expiration. The expiration of this Agreement upon the end of the Term following the delivery of a Notice of Non-Renewal does not constitute termination without Cause and does not entitle you to any benefits under Section 8(b).

11)	Cooperation After Termination of Employment. Following the termination of your employment with the Company for any reason (except your death or, if lacking sufficient physical or mental ability, as a result of having become disabled), you shall fully cooperate with the Company in all matters relating to the winding up of your pending work on behalf of the and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. You also agree that following the termination of your employment with the Company for any reason (except your death or, if lacking sufficient physical or mental ability, as a result of your having become disabled), you will execute any and all documents and take any and all actions that the Company may reasonably request to effect the transition of your duties and responsibilities to a successor. You will make yourself reasonably available with respect to, and to cooperate in conjunction with, any litigation or investigation involving the Company, and any administrative matters (including the execution of documents, as reasonably requested); provided, that such litigation, investigation or administrative matter is related to your employment with the Company and that any such availability or cooperation does not materially interfere with your then current professional activities, does not include a conflict between you and the Company and would not result in a violation of any court order or governmental requirement. The Company agrees to reimburse you for all reasonable expenses actually incurred in connection with cooperation pursuant to this Section 11.

12)	Restrictive Covenants. The Company and you acknowledge that the Restrictive Covenants applicable to you pursuant to any agreement entered into between you and the Company (a) shall remain in full force and effect, notwithstanding the execution and delivery of this Agreement by the parties, and (b) are intended by the parties to survive, and do survive, the expiration or termination of this Agreement and your employment with the Company.

13)	Assignment. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case such corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had originally been made a party hereto, but may not otherwise may not assign or otherwise transfer this Agreement or any or all of its rights, duties, obligations, or interests hereunder. You may not assign or otherwise transfer this Agreement or any or all of your rights, duties, obligations, or interests hereunder.

14)	Recoupment. You agree that you shall be subject to the Company’s financial restatement and clawback policy.

15)	Severability. If the final determination of an arbitrator or a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will be unimpaired, and the invalid or unenforceable term or provision will be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

16)	Amendment; Waiver. Neither you nor the Company may modify, amend or waive the terms of this Agreement other than by a written instrument signed by you and by another executive officer of the Company duly authorized by the Board. Either party’s waiver of the other party’s compliance with any provision of this Agreement is not a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement.

17)	Withholding. All payments required to be made by the Company to you under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld for payment to the applicable taxing authorities pursuant to any applicable law or regulation.

18)	Governing Law; Arbitration.

a)	This Agreement shall be governed by the laws of the State of Maryland exclusive of its choice of law provisions.

b)	Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process administered by JAMS/Endispute in the State of Maryland. Such arbitration shall be conducted in accordance with the then-existing JAMS/Endispute Rules of Practice and Procedure, with the following exceptions if in conflict: (a) one arbitrator who is a retired judge shall be chosen by JAMS/Endispute; (b) the Company shall pay the first $10,000 of the expenses and fees of the arbitrator, and any such expenses and fees in excess of $10,000 shall be paid one-half by you and one-half by the Company; and (c) arbitration may proceed in the absence of any party if written notice (pursuant to the JAMS/Endispute rules and regulations) of the proceedings has been given to such party. Each party shall bear its own attorneys fees and expenses; provided that the arbitrator may assess the prevailing party’s fees and costs against the non-prevailing party as part of the arbitrator’s award. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding an action for injunctive relief or specific performance as provided in any agreement entered into between you and the Company setting forth Restrictive Covenants. This dispute resolution process and any arbitration hereunder shall be confidential and neither any party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a court to enforce this arbitration provision or an Award from such arbitration or otherwise in a legal proceeding. If JAMS/Endispute no longer exists or is otherwise unavailable, the parties agree that the American Arbitration Association (“AAA”) shall administer the arbitration in accordance with its then-existing rules. In such event, all references herein to JAMS/Endispute shall mean AAA. Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute over intellectual property rights by court action instead of arbitration.

19)	Survival. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Sections 7 through 20 of this Agreement shall survive the termination or expiration, for any reason, of this Agreement. Other provisions of this Agreement shall survive the termination of this Agreement for a period of time necessary to effectuate the intent of the parties.

20)	Indemnification; D & O Insurance. To the extent, and in the manner, provided in the Company’s Articles of Incorporation, you are entitled to be entitled to be indemnified for all actions taken in good faith within the scope, and in the course, of your employment under this Agreement during the Term for the life of any claim. The Company will maintain in force customary directors and officers liability insurance on your behalf during the Term and for a customary tail period after your employment terminates.

21)	Notices. Notices and other communications under this Agreement must be given in writing by personal delivery, by certified mail, return receipt requested, or by overnight delivery. You should send or deliver your notices to the Company’s corporate headquarters, to the attention of the Company’s Secretary. The Company will send or deliver any notices given to you at your address as reflected in the Company’s personnel records. You and the Company may change the notice address by providing notice of such change. You and the Company agree that notice is received on the date it is personally delivered, the date it is received by certified mail, or the date of guaranteed delivery by overnight service, at the applicable address set forth above.

22)	Entire Agreement. This Agreement supersedes any prior oral or written agreements, negotiations, commitments, and writings between you and the Company with respect to the subject matter hereof. All such other agreements, negotiations, commitments, and writings will have no further force or effect; and the parties to any such other negotiation, commitment, agreement, or writing will have no further rights or obligations thereunder.

If you accept the terms of this Agreement please sign in the space indicated below. You are encouraged to consult with any advisors you choose regarding this Agreement.

Vocus, Inc.

By:
Name:
Title:

I accept and agree to the terms of employment set forth in this Agreement:

Signature

Printed Name

Date

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between [      ] (“Employee”) and        (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of       , 201       (the “Employment Agreement”); and

WHEREAS, in connection with the Employee’s termination of employment with the Company or a subsidiary or affiliate of the Company effective       , 20      , the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below related to Employee’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Employee’s ownership of vested equity securities of the Company or Employee’s right to indemnification by the Company or any of its affiliates pursuant to the Company’s bylaws or pursuant to any contract (including without limitation an insurance policy) or applicable law (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the Severance Payments described in Section 8(b) or Section 8(c) of the Employment Agreement, as applicable, which, pursuant to the Employment Agreement, are conditioned on the Employee’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1. Severance Payments and Benefits. The Company agrees to provide Employee with the payments and benefits described in Section 8(b) or Section 8(c), as applicable, of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to the Employee all other payments or benefits described in Section 8(a) of the Employment Agreement, subject to and in accordance with the terms thereof.

2. Release of Claims. Employee agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company, any of the Company’s direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns in their capacity as such (collectively, the “Releasees”). Employee, on his own behalf and on behalf of Employee’s heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 11 below) that relate to or arise from Employee’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and/or the termination of that relationship, including, without limitation:

(a) any and all such claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(b) any and all such claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; [the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act;] the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; Title 20 of the Maryland Code, State Government Title, the Maryland Flexible Leave Act, the Maryland Wage and Hour Law, the Maryland Wage, Payment and Collection Law;

(c) any and all such claims for violation of the federal or any state constitution;

(d) any and all such claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(e) any and all such claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Employee agree that this release should be interpreted as broadly as possible to achieve Employee’s intention to waive, to the maximum extent permitted by law, any and all claims against the Releasees arising through the Effective Date. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company or any Releasee), claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Employee’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and any Retained Claims. This release further does not release claims for breach of Section 8(a), Section 8(b) or Section 8(c) of the Employment Agreement.

3. [Acknowledgment of Waiver of Claims under ADEA. Employee understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has [twenty-one (21)/forty-five (45)] days within which to consider this Agreement; (c) he has 7 days following his execution of this Agreement to revoke this Agreement pursuant to written notice to the        of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the [twenty-one (21)/forty-five (45)] day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.]

4. Non-Admission; Inadmissibility. The execution of this Agreement and the performance of its terms (i) does not constitute an admission by the Company of any unlawful tortious action or any violation of any contract or any federal, state or local decisional law, statute, regulation or constitution, and the Company specifically denies any such wrongdoing or violation, and (ii) shall in no way be construed to be an admission of liability by either Employee or the Company with respect to any claims, disputes or controversies between Employee and the Company. This Agreement is entered into solely to resolve all matters related to or arising out of Employee’s employment with and the cessation thereof, and its execution and implementation may not be used as evidence, and shall not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Agreement.

5. Bar. Employee acknowledges and agrees that, except as provided in Paragraph 3 of this Agreement, if he/she should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against any of the Releasees with respect to any cause, matter or thing which is the subject of the release under Paragraph 2 of this Agreement, this Agreement may be raised as a complete bar to any such action, claim or proceeding, and the applicable Company Releasee may recover from Employee all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

6. No Pending Claims. Employee represents and warrants that Employee does not presently have on file, and further covenants and agrees that, except as otherwise provided in Paragraph 2 or Paragraph 3 of this Agreement, Employee will not hereafter file, any claims, grievances or complaints against any of the Releasees in or with any court, or before any other tribunal or panel of arbitrators, public or private, based upon any actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever against any of the Releasees relating to the Employee’s employment by the Company or its affiliates, Employee’s termination of employment thereof and the Employment Agreement.

7. Survival of Certain Provisions. Employee acknowledges and agrees that the Restrictive Covenants and the provisions of the Employment Agreement that by the terms of the Employment are intended to survive Employee’s termination of employment shall remain in full force and effect and survive the termination of Employee’s employment.

8. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

9. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and a duly authorized officer of the Company.

10. Governing Law; Dispute Resolution. This Agreement shall be subject to the provisions of Section 18 of the Employment Agreement.

11. Effective Date. If the Employee has attained or is over the age of 40 as of the date of Employee’s termination of employment, then Employee has seven days after Employee signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Employee before that date (the “Effective Date”). If the Employee has not attained the age of 40 as of the date of Employee’s termination of employment, then the “Effective Date” shall be the date on which Employee signs this Agreement.

12. Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees except as expressly set forth herein. Employee acknowledges that: (a) he has read this Agreement; (b) he has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) he understands the terms and consequences of this Agreement and of the releases it contains; and (e) he is fully aware of the legal and binding effect of this Agreement.

13. Counterparts. This Agreement may be executed by the Parties in counterparts, which taken together shall be deemed one original.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below

Dated:	Print Name:

[COMPANY]
Dated:	By:

Name:
Title: